UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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Your Vote Matters BlackRock is fighting for you. Vote now and make your voice heard: Vote today! Defend your fund, • Phone • FOR the BlackRock nominees • Online • AGAINST Saba’s proposal to terminate save your income. • WHITE proxy card investment mgmt. agreement 1. To Elect the Class I and Class II Board Member Nominees. AGAINST ABSTAIN 1.1 Cynthia L. Egan (Class I) 1.2 Lorenzo A. Flores (Class I) 1.3 Stayce D. Harris (Class I) 1.4 R. Glenn Hubbard (Class II) 1.5 W. Carl Kester (Class II) 1.6 Catherine A. Lynch (Class I) 1.7 John M. Perlowski (Class II) FOR ABSTAIN 2. If properly presented at the meeting, a proposal submitted by a hedge fund managed by Saba Capital Management, L.P. to terminate the investment management agreement between the Trust and BlackRock Advisors, LLC. Your Fund significantly Sustainable distributions grew, outperformed peers in 20231 while peers’ decreased1 1 Distribution enhancements since inception Total shareholder returns (2023) +196.9% ECAT -32.9% ECAT Peer median Peers Actions taken by your Board and BlackRock’s open market share management team have narrowed repurchase program enhances the ECAT’s discount to NAV2 value of your investment Discount narrowing Share repurchases drive meaningful 73.1% gains in NAV1 $55m 5.2% 19.2% Shares repurchased 1 Broadridge; Bloomberg as of 5/24/2024; Peer set includes BCAT, GLV, GLO, BXSY, FT, RCG , RIV, OPP and SPE; PDX included in the peer set starting 1/1/2024; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Inception as of 9/28/2021 2 12/31/2022 – 5/24/2024; Morningstar/BlackRock data as of 5/24/2024

Setting the record straight Saba has made numerous unsubstantiated claims about BlackRock, your Fund, and your Board—but they do not add up. Saba claims that Saba has chosen to use its vast resources to buy large stakes its actions are in in closed-end funds (CEF), engage in costly proxy fights, and the best interest of force actions that provide Saba with a quick profit for CEF shareholders themselves at your expense. Saba claims BlackRock CEFs have delivered consistent long-term value BlackRock CEFs over time, generating $3.6 billion in gains in 2023 alone while aren’t delivering paying shareholders $3.1 billion per year via dividends3. We results for investors have also repurchased $1.3 billion in shares, generating over $200 million in gains4. Saba claims to be a BlackRock has a 35+ year track record of delivering long-term better CEF manager value for CEF shareholders. than BlackRock At the funds Saba has taken over (BRW, SABA), shareholders are now exposed to riskier strategies, leaving them with a fund that no longer serves their original goals, as well as higher management fees. Saba’s CEF track is marked by failure and underperformance5: Total Shareholder Return5 BRW Morningstar US CEF Bank Loans BlackRock Bank Loans Funds Median 13.4% Since takeover (6/4/2021 – 18.0% 5/24/2024) 30.6% 3 Annualized estimate based on June 2024 dividends for BlackRock closed-end funds 4 BlackRock. Since inception of the funds’ repurchase programs to 4/30/2024. Date of inception of BCAT, ECAT, BIGZ, BMEZ and BSTZ repurchase programs is 11/19/2021. Date of inception of BFZ, BNY, MHN, MPA and MYN repurchase programs is 11/15/2018 5 Bloomberg as of 5/24/2024; Total shareholder return on price (assumes dividends are reinvested)

Vote today. Make your voice heard, and save your fund and your investment. This is no time for taking chances. We need all shareholders to vote on the enclosed WHITE proxy card today to preserve YOUR Fund: 1. To Elect the Class I and Class II Board Member Nominees. AGAINST ABSTAIN 1.1 Cynthia L. Egan (Class I) 1.2 Lorenzo A. Flores (Class I) 1.3 Stayce D. Harris (Class I) 1.4 R. Glenn Hubbard (Class II) 1.5 W. Carl Kester (Class II) 1.6 Catherine A. Lynch (Class I) 1.7 John M. Perlowski (Class II) 2. If properly presented at the meeting, a proposal submitted by ge fund managed FOR ABSTAIN by Saba Capital Management, L.P. to terminate the investment management agreement between the Trust and BlackRock Advisors, LLC. How do I vote? Vote online Vote by phone Vote by mail Using the website provided By calling the toll-free By completing and on YOUR enclosed WHITE number on YOUR enclosed returning YOUR enclosed proxy card and following WHITE proxy card and WHITE card in the the simple instructions following the simple postage paid envelope instructions provided ! Do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-8106. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. June 2024 | BlackRock ESG Capital Allocation Term Trust (ECAT) Not FDIC Insured • May Lose Value • No Bank Guarantee ECAT_2024_FL6